Exhibit 99.1

CONTACT: Mark Spencer 847.585.3802 mdspencer@careered.com

Confidential Draft

Career Education Names Veteran Educator and Business Leader

Scott Steffey as President & CEO

Former Strayer Chief Operating Officer and SUNY Vice Chancellor also Nominated to

CEC Board

Schaumburg, Ill., April 8, 2013 – Career Education Corporation (CEC) (NASDAQ: CECO), a global provider of postsecondary education programs and services, today named Scott Steffey – former Chief Operating Officer of Strayer Education, Inc., and Vice Chancellor of the State University of New York (SUNY) – as its President and Chief Executive Officer. Steffey, whose appointment is effective immediately, will also be nominated to stand for election to the Career Education Board of Directors at the upcoming Annual Meeting of Stockholders.

“Scott’s unique mix of education, business and investment experience match up well with the key drivers of our business,” said Steven H. Lesnik, Chairman of the Board of Career Education. “This is a great alignment of skills and experience. As we put our sector’s headwinds behind us, I am optimistic that Scott and our strong leadership team together will carry us through our transformation.”

Steffey’s career includes leadership roles spanning the education spectrum as well as senior posts at both publicly- and privately-held businesses. Most notably, he served as Executive Vice President & Chief Operating Officer (COO) of Strayer Education, Inc., and Chairman of the Board of Trustees of Strayer University. In his role as COO, Steffey was a hands-on force in driving operational excellence and efficiency, academic integrity and accountability, innovative online learning and prudent enrollment growth.

As Vice Chancellor of the SUNY – at the time the largest non-profit, unified system of postsecondary education in the United States – Steffey was the senior operating officer for much of his tenure at SUNY – comprised of 64 degree-granting campuses, with 400,000 students, several vocational centers, and 75,000 faculty and administrators. He helped lead a transformation of the SUNY system, resulting in greater academic quality and achievement at its campuses, significant enrollment growth, revenue growth, expense containment, and a large capital re-investment in its campus infrastructure.

Most recently, Steffey was Founder and President of Symposium Ventures, a private equity firm serving private sector and nonprofit education institutions.

Exhibit 99.1

While at SUNY, Steffey also founded the Charter Schools Institute, a nationally recognized incubator of K-12 schools dedicated to enhancing education opportunities for economically disadvantaged students. Steffey was previously an executive with New Mountain Capital, a private equity firm serving the private postsecondary industry, and at NYNEX (now Verizon) and American Express Company. Steffey graduated from Skidmore College with a Bachelor of Arts in Philosophy.

Steffey said: “I want to thank the Board for their confidence in me to lead this organization at this critical juncture. I firmly believe that the company has the ingredients necessary for achieving the highest levels of academic excellence for the students we serve, the utmost professional integrity for the workplace we create, and improved operational efficiency throughout our U.S. and International institutions. I am committed to bringing a sense of urgency to every aspect of our business – from putting students first and driving academic innovation to embracing accountability, professional excellence and integrity in everything we do. We will meet our challenges head-on and view them as an opportunity to continue to build respect and trust among all stakeholders. Career Education has the clear opportunity to achieve sustainable long-term growth by providing outstanding experiences and outcomes for our students and rewarding opportunities for our employees.”

Steve Lesnik, who has served as interim CEO, remains as Chairman of the Board of Directors through the Annual Meeting.

“The Board is grateful to Steve for serving the Company as interim CEO,” said Leslie T. Thornton, Career Education’s Lead Independent Director. “Steve was a seasoned, steady hand at a critical time for Career Education – and over the past year he helped resolve many of our challenges and delivered on the key goals he set for the Company. Career Education is in a stronger position than we were when Steve stepped into the role and stepped up to meet our challenges. We are well-positioned and well-timed for the transition forward – and we owe Steve much gratitude for getting us here.”

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of more than 75,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities. For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

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